Exhibit 99.1

Contacts:

Jeff Kyle	Kristyn Hutzell
Vice President—Finance, Treasurer and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

FOR IMMEDIATE RELEASE

May 1, 2007

POWER-ONE ANNOUNCES FIRST QUARTER OF 2007 RESULTS

•       Q1 2007 revenue of $124.0 million, an increase of more than 90% compared with Q1 2006

•       $103 million 180-day backlog is the highest in recent history for the Company

•       Orders level at approximately $125 million with Book-to-Bill ratio of 1.0

•                      Z-One® Digital Power Management patent infringement Markman hearing concludes with rulings positive for Power-One

Camarillo, CA, May 1, 2007 -- Power-One, Inc. (NASDAQ: PWER) today announced that for the first fiscal quarter ended March 31, 2007,  net sales were $124.0 million and net loss was $0.14 per share, compared with revenue and a net loss of $64.6 million and $0.06 per share, respectively, during the first quarter of 2006.  Consistent with the Company’s announcement in April 2007, revenue for the quarter was slightly below the low-end of the Company’s guidance primarily due to a shortfall from forecasted North American business.  Our North America operations experienced a softening of sales to distributors and certain key customers, who have taken actions to make their inventory positions significantly leaner. The softening occurred during the latter part of the quarter and impacted the Company’s manufacturing logistics and inventory pull programs.

The net loss for the quarter was impacted by an estimated $0.07 per share loss for the unanticipated decline in sales volume, product mix, and associated manufacturing costs. Significant unplanned expediting charges for motor control customers, delayed anticipated product cost savings and other inventory charges had an estimated impact of $0.05 per share loss. Other factors including various integration inefficiencies and higher than expected legal costs associated with the Company’s IP defense accounted for the balance of the loss.

The 90% year-over-year revenue growth was driven by organic growth as well as the late 2006 acquisition of Magnetek’s Power Electronics group.  The Company ended the first quarter 2007 with approximately $103 million in 180-day backlog and $84 million in 90-day backlog.  The 180-day backlog is the largest in recent history for the Company.

Bill Yeates, CEO, commented, “Despite the weakened market conditions we experienced towards the end of the first quarter in North America, we continued to see strong bookings and signs of demand strength across our core and new custom business. We believe the weakness resulted from inventory adjustments at some of our larger OEM and distribution customers, which may continue to impact us in the short term, but we do not anticipate this having a long-term effect on our results as we move forward.”

Mr. Yeates continued, “As integration of the PEG acquisition accelerates and changes within our product mix level out, we are optimistic of the opportunities we see as a combined company and are intent on aligning our cost structure in order to position the company for sustained profitability. We are taking actions to reorganize and restructure the business to significantly reduce SG&A costs, improve manufacturing efficiencies, and strengthen our product line management focus to increasingly capitalize on new business. Over the course of the next few quarters we expect to realize an SG&A reduction of approximately $20M annualized., We are confident that the acquisition will have the expected synergies, although the timeline is somewhat longer than we anticipated. We are on-plan to close the newly-acquired California manufacturing facility and transfer all of its production to our low-cost facility in the Dominican Republic by the end of the second quarter of 2007.  These steps will further enhance Power-One’s margins and drive value for our shareholders.”

Mr. Yeates concluded, “On the digital power management side of the business, the “Markman” hearing court issued its ruling on a number of important issues in favor of Power-One, strengthening Power-One’s patent infringement claims as the case proceeds to a jury trial in the lawsuit against Artesyn Technologies, now a subsidiary of Emerson.  Additionally, traction with the Z-One® architecture was evident throughout the quarter as the number of higher-volume design wins and penetration into new and existing tier-one customers continued. In 2007, we will further strengthen our position in digital power management with higher power products.”

Future Outlook:

For the second quarter of 2007, the Company currently anticipates that net sales will be  approximately the same as Q1. Net loss, excluding restructuring related costs, is expected to improve as a result of cost reduction programs along with operating improvements and  be in the range of $0.10 to $0.12 per share. During the second quarter, the Company expects to incur a $3 million to $5 million charge related to restructuring.

Earnings Conference Call

Power-One will be holding a conference call with investors and analysts on Tuesday, May 1, 2007 at 2:00 p.m. PT.  The call will be available over the Internet through the Company’s investor relations Web site at www.power-one.com.   To listen to the call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s Web site at www.power-one.com throughout the current quarter.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to OEM customers in the telecommunications and server/storage markets; as well as data communications equipment manufacturers. Power-One's high-reliability products are also used in applications such as test equipment, high-end industrial applications, and alternative energy. Power-One, with headquarters in Camarillo, CA, has over 4,000 employees with manufacturing and/or R&D operations in the United States, Dominican Republic, Italy, Hungary, Switzerland, Slovakia, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “forecast,” “expect,”

“anticipate,” “will,” “looking,” “believe” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Forward-looking statements are not guarantees, but rather are predictions of and make certain assumptions regarding anticipated future results.   Achievement of actual results is dependent upon and will involve a variety of risks and uncertainties that could cause actual results to differ materially from assumptions and predictions.  Such risks and uncertainties include, but are not limited to, the risk that the newly acquired business will not be integrated completely or successfully, whether as to timing, extent of integration, results achieved, or other variances from expected results; distraction of management as a result of, and the challenges of integration and restructuring associated with the transaction or other acquisitions, and the challenges of achieving anticipated synergies in whole or in part, and in the time frame predicted;  the possibility that the market for the sale of certain products and services may not develop as expected; Power-One’s ability to manage its international operations, either existing and/or newly acquired; the existence or enactment of adverse U.S. and foreign government regulation; the risk that the development of products and services may not proceed as planned; adverse general domestic and international economic conditions including interest rate and currency exchange rate fluctuations; the difficulty of efficiently managing the company’s cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of the company’s manufacturing processes; the impact of competitive products or technologies and competitive pricing pressures; potential business disruptions, including labor unrest, work stoppages, or other short or longer term labor disruptions; the Company’s ability to secure, maintain, defend, enforce, and protect claimed intellectual property rights, including patents issued and patents applied for;  and other risks that are described from time to time in Power-One's Securities and Exchange Commission reports.  See “Risk Factors” in the Company’s reports on file with the Securities and Exchange Commission, to specifically include the Company’s Form 10-K for fiscal 2006, for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  Readers of this information are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in these materials.  Except as required by law, the Company undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	March 31,	March 31,
	2007	2006

NET SALES	$124,021	$64,580
COST OF GOODS SOLD	100,104	44,358
GROSS PROFIT	23,917	20,222

EXPENSES:
Selling, general and administrative	20,514	15,017
Engineering and quality assurance	12,561	8,829
Amortization of intangible assets	1,409	725
Total expenses	34,484	24,571

LOSS FROM OPERATIONS	(10,567)	(4,349)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	400	633
Interest expense	(1,653)	(84)
Other income, net	293	117
Total interest and other income (expense)	(960)	666

LOSS BEFORE INCOME TAXES	(11,527)	(3,683)

PROVISION FOR INCOME TAXES	783	1,127

NET LOSS	$(12,310)	$(4,810)

BASIC EARNINGS (LOSS) PER SHARE	$(0.14)	$(0.06)
DILUTED EARNINGS (LOSS) PER SHARE	$(0.14)	$(0.06)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (1)	86,722	85,558
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (1)	86,722	85,558

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$29,605	$34,422
Available for sale investments	11,439	11,365
Investments held to maturity	—	—
Accounts receivable:
Trade (net of allowance)	119,625	122,533
Other	5,327	7,208
Inventories	110,727	111,893
Prepaid expenses and other current assets	14,532	12,971

Total current assets	291,255	300,392

PROPERTY & EQUIPMENT, net	66,826	66,831
INTANGIBLE ASSETS, net	79,394	80,027
OTHER ASSETS	2,557	2,021

TOTAL ASSETS	$440,032	$449,271

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Bank credit facilities	$30,710	$26,349
Accounts payable	87,244	91,572
Restructuring reserve	10,135	10,272
Long-term debt, current portion	1,964	1,925
Other accrued expenses and current liabilities	28,585	26,119

Total current liabilities	158,638	156,237

LONG-TERM DEBT	52,033	52,363
OTHER LIABILITIES	17,737	17,443

STOCKHOLDERS’ EQUITY:
Common stock	87	87
Additional paid-in capital	612,653	611,300
Accumulated other comprehensive income	31,051	29,536
Accumulated deficit	(432,167)	(417,695)

Total stockholders’ equity	211,624	223,228

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$440,032	$449,271

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	March 31,	March 31,
	2007	2006

Orders	$124,526	$79,424

Sales	$124,021	$64,580

Operating Income (Loss)	$(10,567)	$(4,349)

Net Income (Loss)	$(12,310)	$(4,810)

Basic Earnings (Loss) Per Share (1)	$(0.14)	$(0.06)
Diluted Earnings (Loss) Per Share (1)	$(0.14)	$(0.06)

Basic Weighted Average Shares Outstanding (1)	86,722	85,558
Diluted Weighted Average Shares Outstanding (1)	86,722	85,558

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.